Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400
COMPANY CONTACTS	NYSE: SFI

Catherine D. Rice	Andrew C. Richardson	Erin C. Gatewood
Chief Financial Officer	Executive Vice President – Capital Markets	Associate —Investor Relations

iStar Financial Announces Record Quarterly Earnings

•                  Adjusted earnings per diluted common share increases to a record$0.80 for second quarter 2003.

•                  New financing activity totals $486.9 million in 13 separate transactions.

•                  Cumulative repeat customer transactions increase to a record high.

•                  First mortgage and first mortgage participation transactions comprise 86% of second quarter financing commitments.

•                  iStar Financial completes another highly successful offering under its proprietary iStar Asset Receivables (“STARs”) match funding program.

•                  iStar Financial issues 7 7/8% Cumulative Redeemable Series E Preferred Stock in exchange for $140 million of its 9.50% Series A Cumulative Redeemable Preferred Stock.

NEW YORK – July 24, 2003 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended June 30, 2003 were $0.80 per diluted common share, up from $0.65 per diluted common share for the quarter ended June 30, 2002. Adjusted earnings allocable to common shareholders for second quarter 2003 were $81.8 million on a diluted basis, compared to $59.8 million for second quarter 2002. Adjusted earnings represents net income to common shareholders, computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle.

Net income allocable to common shareholders for the second quarter was $60.0 million, or $0.59 per diluted common share, compared with $33.3 million, or $0.36 per diluted common share, in the second quarter of 2002.  Second quarter 2002 net income includes a $12.2 million ($0.13 per diluted common share) charge relating to early extinguishment of debt and a $6.1 million ($0.07 per diluted common share) non-cash charge related to performance-based vesting of restricted shares granted under the Company’s long-term incentive plan. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

In the second quarter of 2003, iStar Financial achieved a return on average book assets of 6.1% and a return on average common book equity of 18.7%, while leverage increased to 1.8x book equity. Net investment income for the quarter ended June 30, 2003 increased to a record $86.9 million, up 41.1% from $61.6 million for the second quarter of 2002. Excluding a $12.2 million charge relating to early extinguishment of debt for second quarter 2002, net investment income increased 17.8%. Net investment income represents interest income, operating lease revenue and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets, in each case as computed in accordance with GAAP.

iStar Financial announced that during the second quarter, it closed 13 new financing commitments for a total of $486.9 million, of which $463.0 million was funded during the quarter. In addition, the Company funded $13.9 million under seven pre-existing commitments and received $329.3 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating structured financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “This quarter iStar Financial continued to deliver unique, value-added financing for its high-end real estate customers.  Our reputation for being a reliable source of capital and dealing fairly with our customers is becoming widely recognized in the market. We have now completed $4.2 billion of financing transactions with repeat customers, which represents over 50% of our financing volume since our business began in 1993.”

Mr. Sugarman continued, “We are experiencing some interesting market dynamics. The weak economic environment, combined with the lowest interest rates the U.S. has seen in half a century, present several opportunities and challenges as we look forward. In this environment, we are seeing more financing opportunities from new and existing customers, which enable us to build upon our franchise and market-leading reputation. However, real estate owners are seeking ways to refinance their assets with cheaper debt, resulting in increased repayment activity. Similarly, while net interest margins remain strong, ultra-low interest rates generally offset the benefits of increased investment volume.”

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net investment income (1)	$86,861	$61,581	$173,914	128,519
Other income	8,440	7,716	12,769	16,441
Non-interest expense	(25,365)	(28,662)	(48,891)	(48,525)
Net income before minority interest	$69,936	$40,635	$137,792	$96,435

Minority interest in consolidated entities	(40)	(41)	(79)	(81)
(Loss) income from discontinued operations	(150)	1,324	(278)	2,674
Gain from discontinued operations	—	595	264	595
Preferred dividends	(9,227)	(9,227)	(18,454)	(18,454)
Net income allocable to common shareholders and HPU holders (2)	$60,519	$33,286	$119,245	$81,169

(1)          Net investment income for the three and six months ended June 30, 2002, includes a $12,166 charge relating to early extinguishment of debt.

(2)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data
(In thousands)

	As of June 30, 2003	As of December 31, 2002
	(unaudited)

Loans and other lending investments, net	$3,409,989	$3,050,342
Corporate tenant lease assets, net	2,332,499	2,291,805
Total assets	6,125,264	5,611,697
Debt obligations	3,842,856	3,461,590
Total liabilities	3,970,759	3,583,816
Total shareholders’ equity	2,151,924	2,025,300

Transaction Volume

In the second quarter of 2003, iStar Financial generated $486.9 million in new financing commitments in 13 separate transactions. The Company also funded an additional $13.9 million under seven pre-existing financing commitments and received $329.3 million in loan repayments. Of the Company’s second quarter financing commitments, 86.3% represented first mortgage and first mortgage participation transactions, of which 57.0% were wholly-owned first mortgages.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 27.9% and 69.1%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances.

Mr. Sugarman commented, “This quarter we continued to build diversity and safety in our asset base with 13 separate investment transactions, of which 58% were from repeat customers and the majority of which were first mortgages. Our investment pipeline remains strong, and we are beginning to evaluate interesting opportunities in our corporate and junior lending product lines as we reach the bottom of this real estate cycle.”

Mr. Sugarman continued, “Given the strength of our core business, we have chosen at the present time not to pursue any of the new business initiatives that we have been exploring since the beginning of the year.”

Capital Markets

In May 2003, iStar Financial completed a private offering of asset-backed bonds under the Company’s proprietary match funding program, iStar Asset Receivables (“STARs”). The STARs Series 2003-1 offered bonds consist of 11 classes of investment-grade securities.  The Company received approximately $646 million of gross proceeds from the offering. The STARs Series 2003-1 bonds create match funded term financing for approximately $739 million of iStar Financial’s structured finance and corporate tenant lease assets. The weighted average interest rate on the offered bonds, expressed on an all-floating rate basis, is approximately LIBOR + 47 basis points. The Company used the net proceeds from the offering to repay outstanding borrowings under its credit facilities. At June 30, 2003, the Company had $1.1 billion outstanding under its five primary credit facilities, which total $2.7 billion in committed capacity.

In July 2003, iStar Financial completed an underwritten public offering of 5,600,000 shares of its 7 7/8% Series E Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share. The Series E Preferred Stock was issued in exchange for 2,800,000 shares of iStar Financial’s 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share. The Company did not receive any cash proceeds from the offering.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “Our financing activities over the last several months demonstrate our continued success in accessing the capital markets and reducing the Company’s overall cost of capital. Our STARs investors once again acknowledged the high quality of our collateral and the value of iStar Financial’s sponsorship in our successful third issuance under the STARs program.  In addition, our recently completed exchange of $140 million of Series E preferred stock for Series A preferred stock will result in over $2.2 million of annual preferred dividend savings for the Company.”

Ms. Rice continued, “As we’ve stated in the past, our primary goal for reducing our overall debt costs and increasing financial flexibility is to achieve investment grade ratings from Moody’s and S&P.  We have scheduled annual update meetings with each of the rating agencies for this fall, and we believe our track record presents a compelling case for an upgrade.”

During May 2003, SOFI-IV SMT Holdings, a private investment fund and the Company’s then-largest shareholder, distributed approximately 15.9 million of the 20.1 million iStar Financial common shares held by SOFI-IV to the limited and general partners of the fund. Some of the partners then sold 6.9 million of the shares distributed to them in an underwritten public offering. After the offering, SOFI-IV holds 4.2 million shares of iStar Financial common stock, representing less than 5% of iStar Financial’s common stock on both a diluted and outstanding basis.

Ms. Rice commented, “Since October 2001, we have created over 50 million shares of demand for SOFI-IV and its affiliates, and the recent distribution should eliminate any perceived “overhang” that remained on our stock.  Going forward, we expect that common stock issuances will be focused on raising primary equity for the Company as we continue to grow our asset and capital base.”

Consistent with the Securities and Exchange Commission’s Regulation FD and the newly adopted Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. For fiscal year 2003, the Company currently expects adjusted earnings per diluted common share of $3.20-$3.25.  iStar Financial also expects adjusted earnings per diluted common share for the third quarter of $0.81-$0.82. iStar Financial expects GAAP earnings per diluted common share of $2.34-$2.44 for 2003. The Company also expects GAAP earnings per diluted common share for the third quarter of $0.62-$0.64. The 2003 earnings guidance assumes net asset growth of $800 million to $1 billion, consistent with prior expectations. The $800 million to $1 billion figures assume approximately $1.8 billion of gross originations and approximately $900 million of loan repayments.

Ms. Rice commented, “Because interest rates have reached historic lows, we expect loan repayments to increase in the latter half of this year; however, this increased repayment activity should be offset by investments in our pipeline.  Our earnings guidance also reflects the impact that extraordinarily low interest rates have on our net income. With LIBOR near 1.10%, our match funded investments deliver lower absolute earnings. In addition, the increase in our stock price is expected to result in an additional $0.03-$0.05 per share of dilution from in-the-money stock-based compensation, stock options and warrants for the remainder of 2003. As a result, we have slightly reduced our earnings growth guidance for 2003.”

As of June 30, 2003, the Company’s loan portfolio consisted of 60% floating rate and 40% fixed rate loans. Approximately 60% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 2.29%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.36%. The weighted average GAAP yield of the Company’s fixed rate loans was 11.81%.

Risk Management

At June 30, 2003, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 90.0% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 28.0% and 68.7%, respectively. As of June 30, 2003 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12-month cash flow through March 31, 2003, was 2.2x.

At quarter end, the Company’s corporate tenant lease assets were 94.9% leased with a weighted average remaining lease term of 9.2 years. Corporate tenant lease expirations for the remainder of 2003 represent 1.8% of annualized total revenue for second quarter 2003. At quarter end, 87.0% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

The Company establishes loss reserves based on a quarterly bottom-up review of each of its assets, as well as using top-down guidance from industry-wide loss data and market trends. On a quarterly basis, the Company conducts a comprehensive credit review, resulting in an individual risk rating assigned to each asset. Attendance at the quarterly review sessions is mandatory for each of the Company’s professional employees. These quarterly meetings are designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an “early warning” system.

The Company assigns two separate quarterly risk ratings to its structured finance assets using a “one” to “five” scale. The Company assigns a rating representing the Company’s evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. Assets with risk ratings of “four” and “five” indicate management time and attention is required, and a “five” rating denotes a potential problem asset. In addition to the ratings system, the Company maintains a “watch list” of assets that require highly proactive asset management.

Based upon the Company’s second quarter 2003 review, the weighted average risk ratings of the Company’s structured finance assets was 2.52 for risk of principal loss, compared to last quarter’s rating of 2.54, and 3.00 for performance compared to original underwriting, compared to last quarter’s rating of 2.95. The weighted average risk rating for corporate tenant lease assets was 2.79 at the end of the second quarter, an increase from the prior quarter’s rating of 2.76.

For the second quarter, the Company added two loans and one corporate tenant lease asset to its credit watch list. The Company now has seven loans and three corporate tenant lease assets on the list, with a combined book value of $188.5 million as of June 30, 2003, up from $115.2 million at March 31, 2003. The Company is currently comfortable that it has adequate collateral to support the book value for each of the watch list assets.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 5.86% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.84% of the gross book value of the Company’s corporate tenant lease assets at quarter end. At June 30, 2003, the Company added two assets and removed two assets from non-accrual status. The Company now has three assets on non-accrual status with an aggregate gross book value of $24.2 million, or 0.4% of the gross book value of the Company’s investments. Each of the Company’s three non-accrual assets continues to pay as agreed.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “Our overall asset quality remains strong despite the continued weak economic and commercial real estate environment.  While we have experienced a slight decline in the overall performance rating of our collateral, the better-than-average rating for risk of principal loss shows the stability of our portion in our borrowers’ capital structures. Our risk management team continues to proactively identify and address potential asset issues and will continue to protect our capital by working with borrowers when necessary.”

Other Developments

On July 1, 2003, iStar Financial declared a regular quarterly cash dividend of $0.6625 per common share for the quarter ended June 30, 2003.

*                              *                              *

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, July 24, 2003. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Interest income	$74,079	$64,395	$147,506	$120,271
Operating lease income	66,971	58,680	132,495	113,654
Other income	8,440	7,716	12,769	16,441
Total revenue	149,490	130,791	292,770	250,366

Costs and expenses:
Interest expense	50,191	58,941	98,171	100,630
Operating costs - corporate tenant lease assets	3,898	2,971	7,758	5,992
Depreciation and amortization	13,711	11,610	26,983	22,194
General and administrative	9,038	8,144	16,719	14,761
General and administrative - stock-based compensation	866	6,908	1,689	7,820
Provision for loan losses	1,750	2,000	3,500	3,750
Total costs and expenses	79,454	90,574	154,820	155,147

Net income before other items	70,036	40,217	137,950	95,219
Equity in (loss) earnings from joint ventures and
unconsolidated subsidiaries	(100)	418	(158)	1,216
Minority interest in consolidated entities	(40)	(41)	(79)	(81
(Loss) income from discontinued operations	(150)	1,324	(278)	2,674
Gain from discontinued operations	—	595	264	595
Net income	69,746	42,513	137,699	99,623

Preferred dividends	(9,227)	(9,227)	(18,454)	(18,454

Net income allocable to common shareholders and HPU holders	$60,519	$33,286	$119,245	$81,169

Net income per common share: (1)
Basic	$0.60	$0.38	$1.20	$0.92
Diluted (2)	$0.59	$0.36	$1.16	$0.89

Weighted average common shares outstanding:
Basic	99,445	88,656	98,784	88,193
Diluted	102,389	92,039	101,647	91,263

(1)          For the three months ended June 30, 2003, net income per basic and diluted common share excludes $494 and $481 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2003, net income per basic and diluted common share excludes $979 and $952 of net income allocable to HPU holders, respectively.

(2)          For the three and six months ended June 30, 2003, net income used to calculate diluted earnings per common share includes joint venture income of $40 and $79, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

ADJUSTED EARNINGS: (1)
Net income	$69,746	$42,513	$137,699	$99,623
Add: Joint venture income	251	—	500	521
Add: Depreciation	13,711	11,655	26,983	22,285
Add: Joint venture depreciation and amortization	982	1,221	1,994	2,438
Add: Amortization	6,957	14,232	13,408	19,967
Less: Preferred dividends	(9,227)	(9,227)	(18,454)	(18,454)
Less: Gain from discontinued operations	—	(595)	(264)	(595)
Adjusted earnings allocable to common shareholders and HPU holders: (2)
Basic	$82,169	$59,799	$161,366	$125,264
Diluted	$82,420	$59,799	$161,866	$125,785
Adjusted earnings per common share:(3)
Basic	$0.82	$0.67	$1.62	$1.42
Diluted	$0.80	$0.65	$1.58	$1.38
Weighted average common shares outstanding:
Basic	99,445	88,656	98,784	88,193
Diluted	102,687	92,039	101,945	91,263
Common shares outstanding at end of period:
Basic	100,300	89,165	100,300	89,165
Diluted	103,541	92,513	103,541	92,513

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’sliquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)          Includes $3,950 of prepayment penalties associated with early extinguishment of debt and a $6,076 non-cash charge related to performance-based vesting of restricted shared granted under the Company’s long-term incentive plan for the three months and six months ended June 30, 2002.

(3)          For the three months ended June 30, 2003, net income per basic and diluted common share excludes $671 and $652 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2003, net income per basic and diluted common share excludes $1,324 and $1,288 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of June 30, 2003	As of December 31, 2002
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,409,989	$3,050,342
Corporate tenant lease assets, net	2,332,499	2,291,805
Investments in and advances to joint ventures and unconsolidated subsidiaries	30,658	30,611
Assets held for sale	24,800	28,501
Cash and cash equivalents	54,925	15,934
Restricted cash	53,884	40,211
Accrued interest and operating lease income receivable	27,321	26,804
Deferred operating lease income receivable	43,893	36,739
Deferred expenses and other assets	147,295	90,750
Total assets	$6,125,264	$5,611,697

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$122,678	$117,001
Dividends payable	5,225	5,225

Debt obligations:
Unsecured senior notes	656,619	617,317
Unsecured revolving credit facilities	—	—
Secured revolving credit facilities	1,113,164	1,273,754
Secured term loans	678,843	682,615
iStar Asset Receivables secured notes	1,353,543	871,943
Other debt obligations	40,687	15,961
Total liabilities	$3,970,759	$3,583,816
Minority interest	2,581	2,581
Shareholders’ equity	2,151,924	2,025,300
Total liabilities and shareholders’ equity	$6,125,264	$5,611,697

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended June 30, 2003		Six Months Ended June 30, 2003
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$82,169		$161,366
Plus: Preferred dividends	9,227		18,454
Adjusted basic earnings before preferred dividends	$91,396		$179,820
Adjusted basic earnings before preferred dividends - annualized (A)	$365,584		$359,640
Average total book assets (B)	$5,999,811		$5,868,480

Return on average book assets (A) / (B)	6.1%		6.1%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$82,169		$161,366
Adjusted basic earnings allocable to common shareholders and HPU holders - annualized (C)	$328,676		$322,732
Average total book equity	$2,132,306		$2,088,612
Less: Average book value of preferred equity	(370,769)		(370,728)
Average common book equity (D)	$1,761,537		$1,717,884

Return on average common book equity (C) / (D)	18.7%		18.8%

Efficiency Ratio

General & administrative expenses	$9,038		$16,719
Plus: General and administrative - stock-based compensation	866		1,689
Total corporate overhead (E)	$9,904		$18,408

Total revenue (F)	$149,490		$292,770

Efficiency ratio (E) / (F)	6.6%		6.3%

CREDIT STATISTICS

Book Debt / Equity

Book Debt (A)	$3,842,856
Total Book Equity (B)	$2,151,924
Book Debt / Book Equity (A) / (B)	1.8	x

(1)     Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended June 30, 2003		Six Months Ended June 30, 2003
Interest Coverage

EBITDA (1) (A)	$133,838		$262,946
GAAP interest expense (B)	$50,191		$98,171
EBITDA / GAAP interest expense (A) / (B)	2.7	x	2.7	x

Fixed Charge Coverage

EBITDA (1) (C)	$133,838		$262,946

GAAP interest expense	$50,191		$98,171
Plus: preferred dividends	9,227		18,454
Total GAAP interest expense and preferred dividends (D)	$59,418		$116,625

EBITDA / GAAP interest expense and preferred dividends (C) / (D)	2.3	x	2.3	x

Ratio of earnings to fixed charges	2.4	x	2.4	x

Ratio of earnings to fixed charges and preferred stock dividends	2.0	x	2.0	x

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$69,746		$137,699
Add: Interest expense	50,191		98,171
Add: Depreciation and amortization	13,711		26,983
Add: Minority interest in consolidated entities	40		79
Add: (Loss) income from discontinued operations	150		278
Add: Gain from discontinued operations	—		(264)
EBITDA (1)	$133,838		$262,946

(1)   EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended June 30, 2003	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average
Amount funded	$84,166	$378,850	$463,016
Weighted average GAAP yield	11.07%	6.24%	7.12%
Weighted average all-in spread/margin (basis points) (1)	+787	+498	—
Weighted average first $ loan-to-value ratio	70.8%	20.1%	29.4%
Weighted average last $ loan-to-value ratio	81.9%	66.6%	69.4%

UNFUNDED COMMITMENTS
Number of loans with unfunded commitments	14
Discretionary commitments	$71,000
Non-discretionary commitments	115,548
Total unfunded commitments	$186,548
Estimated weighted average funding period	Approximately 1.3 years

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (2)

	Three Months Ended September 30, 2003	Year Ended December 31, 2003

GAAP earnings per diluted common share guidance	$0.62-$0.64	$2.34-$2.44
Add: Depreciation and amortization per diluted common share	$0.18-$0.19	$0.81-$0.86
Adjusted earnings per diluted common share guidance	$0.81-$0.82	$3.20-$3.25

(1)   Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

(2)   Adjusted earnings shouldbe examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF JUNE 30, 2003 (1)

Security Type	$	%

Corporate Tenant Leases	$2,541	42.5%

First Mortgages (2)	2,382	39.8
Corporate/Partnership Loans/Other	814	13.6
Second Mortgages	247	4.1
Total	$5,984	100.0%

Collateral Type	$	%
Office (CTL)	$1,584	26.5%
Office (Lending)	1,205	20.1
Industrial/R&D	886	14.8
Hotel (Lending)	638	10.7
Apartment/Residential	346	5.8
Entertainment/Golf	298	5.0
Mixed Use/Mixed Collateral	292	4.9
Hotel (Investment-Grade CTL)	271	4.5
Retail	229	3.8
Conference Center	138	2.3
Other	97	1.6
Total	$5,984	100.0%

Product Line	$	%
Corporate Tenant Leasing	$2,541	42.5%
Structured Finance	1,749	29.2
Corporate Finance	723	12.1
Portfolio Finance	592	9.9
Loan Acquisition	379	6.3
Total	$5,984	100.0%

Collateral Location	$	%
West	$1,610	26.9%
Northeast	1,286	21.5
Southeast	702	11.7
South	678	11.3
Mid-Atlantic	651	10.9
Central	514	8.6
North Central	244	4.1
Northwest	153	2.6
Southwest	98	1.6
Various	48	0.8
Total	$5,984	100.0%

(1)   Figures presented prior to loan loss reserves and accumulated depreciation.

(2)   Includes junior participation interests in first mortgages.